EXHIBIT 23.i



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333- ) and related Prospectus of American Standard Inc. and American Standard Companies Inc. for the registration of $500,000,000 of debt securities and to the incorporation by reference therein of our reports dated February 16, 1998 with respect to the consolidated financial statements and schedules of American Standard Inc. and American Standard Companies Inc. incorporated by reference in their Annual Reports (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


/s/ Ernst & Young L.L.P.



New York, New York
November 23, 1998